News Release	For Immediate Release

Contact: Renee Campbell	October 31, 2018
402-963-1057

Valmont Announces $250 Million Share Repurchase Reauthorization
Omaha, NE – Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today announced that its Board of Directors has approved a reauthorization of the current share repurchase program. Under this reauthorization, which will be effective once the current authorization is completed, the Company is authorized to purchase up to $250 million of its outstanding common stock from time to time, by means of open market purchases or through privately-negotiated transactions. The reauthorization has no stated expiration date. The purchases will be funded from available cash balances and ongoing cash flows, and will be made subject to market and economic conditions. The Company is not obligated to make any repurchases and may discontinue the program at any time.
As of September 29, 2018, the Company had approximately $45 million remaining under the current share repurchase authorization announced in February 2015. Valmont currently has approximately 22.1 million shares outstanding.
About Valmont
Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont's reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.
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